PROSPECTUS
                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-75596

                                  $35,000,000

                                    CEPHEID

                                  COMMON STOCK
                                PREFERRED STOCK
                                DEBT SECURITIES
                                    WARRANTS
                             ---------------------

     We may offer, issue and sell, directly or through agents, dealers, or underwriters designated from time to time, up to $35,000,000 in the aggregate of common stock, preferred stock, debt securities and/or warrants (the "Securities"). When the Securities are offered, a supplement to this Prospectus (a "Prospectus Supplement") will be delivered with this Prospectus. The Prospectus Supplement will set forth the terms of the offering and sale of the Securities.

     Our common stock is listed on the Nasdaq National Market under the symbol "CPHD." On May 29, 2002, the last reported sale price of our common stock on the Nasdaq National Market was $5.13 per share.

     INVESTING IN THE SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 1.

     The Securities may be sold directly by us, through agents designated from time to time or to or through underwriters or dealers. We reserve the sole right to accept, and together with our agents, from time to time, to reject in whole or in part any proposed purchase of the Securities to be made directly or through agents. See "Plan of Distribution." If any such agents or underwriters are involved in the sale of any Securities, the names of such agents and underwriters and any applicable fees, commissions or discounts will be set forth in the applicable Prospectus Supplement.

     This Prospectus may not be used to consummate the sale of Securities unless accompanied by the applicable Prospectus Supplement.

     Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                  The date of this Prospectus is May 29, 2002.
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                               TABLE OF CONTENTS

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Risk Factors..........................    1
Ratio of Earnings to Fixed Charges....   11
Use of Proceeds.......................   12
Dividend Policy.......................   12
Dilution..............................   12
Description of Common Stock...........   13
Description of Preferred Stock........   13

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Description of Debt Securities........   14
Description of Warrants...............   18
Legal Ownership of Securities.........   19
Plan of Distribution..................   22
Experts...............................   22
Where You Can Find More Information...   23

                           FORWARD LOOKING STATEMENTS

     This Prospectus, including the documents incorporated by reference in this Prospectus, includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may" and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

     Factors that could cause actual results or conditions to differ from those anticipated by these and other forward-looking statements include those more fully described in the "Risk Factors" section and elsewhere in this Prospectus. Except as required by federal securities laws, we are not obligated to update or revise these forward-looking statements to reflect new events or circumstances.

     You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with different information. You should assume that the information appearing in this Prospectus is accurate only as of the date on the front cover of this Prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
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                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. In addition to the other information contained or incorporated by reference in this prospectus, you should carefully consider the risks described below before purchasing our common stock. If any of the following risks actually occur, our business could be materially harmed, and our financial condition and results of operations could be materially and adversely affected. As a result, the trading price of our common stock could decline, and you might lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

  IF WE CANNOT SUCCESSFULLY COMMERCIALIZE OUR GENEXPERT SYSTEM, WE MAY NEVER ACHIEVE PROFITABILITY.

     Our GeneXpert system is still in the development stage. We anticipate that for the foreseeable future our ability to achieve profitability will be dependent on the successful commercialization of GeneXpert. Many factors may affect the market acceptance and commercial success of our GeneXpert system, including:

     - timely completion of the GeneXpert system for commercial sale;

     - cost-effective commercial scale production of the GeneXpert system;

     - the timing of market entry of our GeneXpert system relative to competitive products;

     - our ability to convince our potential customers of the advantages and economic value of our GeneXpert systems over competing technologies and products;

     - the extent and success of our marketing and sales efforts, including our ability to enter into successful collaborations with marketing partners; and

     - publicity concerning our GeneXpert system or any similar products.

     We have not established the accuracy, reliability or ease of operation of the GeneXpert system in commercial use. If the GeneXpert system does not gain market acceptance, we will be unable to generate significant sales, which will prevent us from achieving profitability. If the GeneXpert system is not accepted in the marketplace, this could have a negative effect on our ability to sell subsequent systems.

  IF WE INCUR OPERATING LOSSES FOR LONGER THAN WE EXPECT, WE MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY AND MAY BE UNABLE TO CONTINUE OUR OPERATIONS.

     We have experienced significant operating losses each year since our inception and expect to have negative cash flow from operations through at least the end of 2002, primarily as a result of expected increases in expenses for manufacturing capabilities, research and product development costs and marketing, selling, general and administrative costs. For example, we experienced net losses of approximately $3.3 million in 1998, $7.9 million in 1999, $14.8 million in 2000, $15.5 million in 2001, and $5.0 million in the first quarter of 2002. As of March 31, 2002, we had an accumulated deficit of approximately $47.8 million. Our ability to become profitable will depend on market acceptance of our products, and we may never achieve profitability.

  WE MAY REQUIRE LICENSES FOR NEW PRODUCT FEATURES AND PRODUCTS, AND OUR STRATEGIC PLANS AND GROWTH COULD BE IMPAIRED IF WE ARE UNABLE TO OBTAIN SUCH LICENSES.

     We will need to introduce new products and product features in order to market our products to a broader customer base. Our products typically include various components that we license from third-party suppliers. Accordingly, our introduction of new products and product features could require us to obtain additional licenses. We may not be able to obtain such licenses on commercially reasonable terms, if at all. The failure to obtain necessary licenses or other rights could have a material adverse effect on our anticipated strategies and growth.

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

  WE WILL REQUIRE LICENSES FOR CERTAIN REAGENTS TO PRODUCE A MORE COMPLETE SOLUTION, AND OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO OBTAIN SUCH LICENSES.

     For certain markets, we intend to manufacture reagents for use with our Smart Cycler and GeneXpert systems to offer a more complete solution for the detection and analysis of DNA. We require licenses for many reagents. We believe that manufacturing reagents for use in our Smart Cycler and GeneXpert systems is important to our business and growth prospects. We may not be able to obtain licenses for certain reagents on commercially reasonable terms, if at all. Some of our competitors have rights to reagents. Our failure to obtain similar rights would limit our ability to offer a system that includes reagents and would adversely affect our competitive position and our performance.

  THE REGULATORY APPROVAL PROCESS IS EXPENSIVE, TIME-CONSUMING, UNCERTAIN AND MAY PREVENT US FROM OBTAINING REQUIRED APPROVALS FOR THE COMMERCIALIZATION OF SOME OF OUR PRODUCTS.

     Some of our products, depending upon their intended use, will be subject to approval or clearance by the FDA or foreign governmental entities prior to their marketing for commercial use. Products, such as the GeneXpert, used for clinical diagnostic purposes will require such approval. To date, we have not sought approval from the FDA or any foreign governmental body for the commercial sale of any of our products. The process of obtaining necessary FDA or foreign clearance or approvals can be lengthy, expensive and uncertain. We expect our collaborators generally to direct the regulatory approval process for many of our products. There are no assurances that they will timely and diligently pursue such process, or that they or we can obtain any required clearance or approval. Any such failure, or any material delay in obtaining the clearance or approval, could harm our business, financial condition and results of operations.

     In addition, our failure or the failure of our collaborators to comply with regulatory requirements applicable to our products could result in significant sanctions, including:

     - injunctions;

     - recall or seizure of products;

     - withdrawal of marketing clearances or approvals; and

     - fines, civil penalties and criminal prosecutions.

  IF WE FAIL TO RESPOND TO CHANGING TECHNOLOGIES, DEMAND FOR OUR PRODUCTS AND OUR ABILITY TO ENHANCE OUR REVENUES WILL SUFFER.

     If we do not continue to improve our products and develop new products that keep pace with competitive product introductions and technological developments, satisfy diverse and rapidly evolving customer requirements and achieve market acceptance, we might be unable to attract new customers. The development of proprietary technology and necessary service enhancements entails significant technical and business risks and requires substantial expenditures and lead-time. We may also need to modify our manufacturing processes with respect to changes in product design or new product introductions.

     We might not be successful in developing and marketing product enhancements and new products that respond to technological advances and market changes, on a timely or cost-effective basis. In addition, even if these products are developed and released, they might not achieve market acceptance.

  IF OUR COMPETITORS AND POTENTIAL COMPETITORS DEVELOP PRODUCTS AND TECHNOLOGIES THAT MAKE OUR PRODUCTS OBSOLETE, OUR COMPETITIVE POSITION AND RESULTS OF OPERATIONS WOULD SUFFER.

     We expect to encounter intense competition from a number of companies that offer products in our targeted application areas. We anticipate that these competitors will include:

     - companies developing and marketing sequence detection systems for life sciences research products;

     - healthcare companies that manufacture laboratory-based tests and analyzers;

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     - diagnostic and pharmaceutical companies; and

     - companies developing drug discovery technologies.

     If we succeed in developing products in these areas, we will face competition from both established and development-stage companies that continually enter these markets.

     In many instances, particularly in the clinical diagnostics area, our competitors have substantially greater financial, technical, research and other resources and larger, more established marketing, sales, distribution and service organizations than we have. Moreover, these competitors may offer broader product lines and tactical discounts and have greater name recognition.

     Universities and public and private research institutions are also competitors. While these organizations primarily have educational or basic research objectives, they may develop proprietary technology and acquire patents that we may need for the development of our products. We will attempt to license this proprietary technology, if available. These licenses may not be available to us on acceptable terms, if at all. We also directly compete with a number of these organizations to recruit personnel, especially scientists and technicians.

     In addition, several companies are currently making or developing products that may or will compete with our products. Our competitors may succeed in developing, obtaining FDA approval for, or marketing technologies or products that are more effective or commercially attractive than our potential products, or that render our technologies and potential products obsolete. As these companies develop their technologies, they may develop proprietary positions that may prevent us from successfully commercializing our products.

  OUR PARTICIPATION IN THE U.S. POSTAL SERVICE OR ANY OTHER PILOT PROGRAM MAY NOT RESULT IN CONTRACTS OR REVENUES.

     The pilot program with the U.S. Postal Service (USPS) is competing with another pilot program, is subject to uncertain future funding levels, which can result in the extension or termination of programs, and is highly sensitive to changes in national and international priorities and U.S. government budgets. In addition, if components developed by us or our collaborators in the program fail to meet specifications, the entire proposal team could be rejected in favor of another. In this and any future pilot programs, there may be no obligation on the part of the eventual customer to buy a minimum number of units, so, even if we are awarded a contract, we are subject to our customers' spending patterns and budgetary cycles. Accordingly, our participation in the USPS pilot program and any other pilot program is subject to a number of risks and uncertainties and may never yield revenues. Our failure to benefit from the USPS pilot program and any future pilot programs in which we may participate would adversely affect our anticipated growth and results of operations.

  IF OUR PRODUCTS DO NOT PERFORM AS EXPECTED, WE COULD EXPERIENCE LOST REVENUE, DELAYED OR REDUCED MARKET ACCEPTANCE OF OUR PRODUCTS, INCREASED COSTS AND DAMAGE TO OUR REPUTATION.

     Our success depends on the market's confidence that we can provide reliable, high quality genetic and DNA testing systems. Our customers are likely particularly sensitive to product defects and errors because of the use of our products in the life sciences research, biothreat applications and genetic management of disease markets. Our reputation and the public image of our products may be impaired for any of the following reasons:

     - failure of products to perform as expected;

     - a perception that our products are difficult to use; and

     - litigation concerning the performance of our products or our technology.

     Even after any underlying problems are resolved, any manufacturing defects or performance errors in our products could result in lost revenue, delay in market acceptance, damage to our reputation, increased service and warranty costs, and claims against us.

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  IF PRODUCT LIABILITY LAWSUITS ARE SUCCESSFULLY BROUGHT AGAINST US, WE MAY FACE
  REDUCED DEMAND FOR OUR PRODUCTS AND INCUR SIGNIFICANT LIABILITIES.

     We face an inherent business risk of exposure to product liability claims if our technologies or systems are alleged to have caused harm. We cannot be certain that we can successfully defend any product liability lawsuit brought against us. Regardless of merit or eventual outcome, product liability claims may result in:

     - decreased demand for our products;

     - injury to our reputation;

     - costs of related litigation; and

     - substantial monetary awards to plaintiffs.

     If we are the subject of a successful product liability lawsuit which exceeds the limits of any insurance coverage we may obtain, we may not be able to obtain insurance for such potential liability on acceptable terms with adequate coverage or may be excluded from coverage under the terms of the policy. If we are not able to maintain insurance on acceptable terms, we may incur substantial liabilities, which would adversely affect our earnings and financial condition.

  THE SEPTEMBER 11, 2001 TERRORIST ATTACKS HAVE CREATED INCREASED FINANCIAL EXPECTATIONS THAT MAY NOT MATERIALIZE.

     The September 11, 2001 terrorist attacks have created an increase in demand for biothreat detection systems. However, we are uncertain what the long-term impact will be on our product sales. Additionally, it is uncertain what, if any, solutions will be adopted as a result of the terrorism and whether we will be a part of the ultimate solution. Additionally, should our products be considered as a part of the solution for the detection of a bioterrorist attack, it is unclear what the level and how quickly funding may be made available. These factors may adversely impact us and create unpredictability in our revenues and operating results.

  IF WE ARE UNABLE TO MAINTAIN OUR RELATIONSHIPS WITH COLLABORATIVE PARTNERS, WE MAY HAVE DIFFICULTY SELLING OUR PRODUCTS AND SERVICES.

     We believe that our success in penetrating our target markets and in bidding for certain kinds of contracts (such as the USPS pilot program) depends in part on our ability to develop and maintain collaborative relationships with key companies. However, our collaborative partners may not be able to perform their obligations as expected or devote sufficient resources to the development, supply or marketing of potential products developed under these collaborations.

     Currently, our significant collaborative partners include:

     - Innogenetics N.V. for development of products integrating each partner's proprietary technologies;

     - Infectio Diagnostics, Inc. in a joint venture to develop a line of assays adapted to our systems;

     - Environmental Technologies Group Inc. which will market and sell products utilizing our I-CORE and microfluidic sample preparation technology; and

     - Northrop Grumman Corp.'s Automation and Information Systems Division, Sceptor Industries and Environmental Technologies Group Inc., with whom we will jointly install and test bio-threat detection systems in a pilot program for the USPS.

     Relying on these or other collaborative relationships is risky to our future success because, among other things:

     - our collaborative partners may not devote sufficient resources to the success of our collaboration;

     - our collaborative partners may not obtain regulatory approvals necessary to continue the collaborations in a timely manner;

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     - our collaborations may be unsuccessful;

     - our collaborative partners may develop technologies or components competitive with our products;

     - components developed by collaborators could fail to meet specifications, possibly causing us to lose potential projects and subjecting us to liability;

     - some agreements with our collaborative partners may terminate prematurely due to disagreements or may result in litigation between the partners;

     - our existing collaborations may preclude us from entering into additional future arrangements; or

     - we may not be able to negotiate future collaborative arrangements on acceptable terms.

  IF WE ARE UNABLE TO MANUFACTURE THE GENEXPERT SYSTEM AND REAGENTS IN SUFFICIENT QUANTITIES AND AT ACCEPTABLE COSTS, WE MAY BE UNABLE TO MEET DEMAND FOR OUR PRODUCTS AND LOSE POTENTIAL REVENUE OR HAVE REDUCED MARGINS.

     We are implementing our manufacturing process for our GeneXpert system and reagents to support our commercial sales. We have limited manufacturing experience, and we cannot assure you that manufacturing or quality control problems will not arise as we attempt to produce our GeneXpert systems or reagents in commercial quantities, or that we can scale-up manufacturing and quality control in a timely manner or at commercially reasonable costs. If we are unable to manufacture GeneXpert systems or reagents consistently on a timely basis because of these or other factors, our product sales will be negatively affected.

     Our manufacturing facilities, where we produce the Smart Cycler system and the GeneXpert system, cartridges and reagents, will be subject to periodic regulatory inspections by the FDA and other federal and state regulatory agencies with the launch of a diagnostic product. These facilities are subject to Quality System Regulation, or QSR, requirements of the FDA. If we fail to maintain our facilities in accordance with the QSR requirements, international quality standards or other regulatory requirements, the manufacturing process could be suspended or terminated, which would impair our business.

  IF OUR DIRECT SELLING EFFORTS FOR THE SMART CYCLER SYSTEM FAIL, OUR BUSINESS EXPANSION PLANS COULD SUFFER AND OUR ABILITY TO GENERATE REVENUE WILL BE DIMINISHED.

     We are utilizing a direct sales force to market our Smart Cycler system in some markets. We have a small sales force and limited experience in the direct sale of our products to these markets. The biothreat testing market in particular is expanding in the aftermath of the events of September 11, 2001 and subsequent fears of the use of biological weapons. Failure to effectively promote and sell our Smart Cycler system in these markets could have a negative impact on their market acceptance. If our systems fail to penetrate these expanding markets, this could have a negative effect on our ability to sell subsequent systems and hinder the planned expansion of our business.

  IF WE FAIL TO EFFECTIVELY MANAGE OUR MODIFICATIONS AND PLANNED MODIFICATIONS TO OUR DISTRIBUTION NETWORK, OUR SALES COULD DECLINE.

     We are currently in the process of modifying our distribution network, phasing in new distributors, changing our relationships with our existing distributors and increasing our direct sales efforts. Our relationships are new and we cannot predict whether they will be successful. Furthermore, we have limited experience and infrastructure for managing a larger network of distributors. If we cannot effectively manage this new broader network of distributors, our sales and marketing efforts in these geographic areas would be adversely affected and our operating results could suffer.

  IF OUR DISTRIBUTOR RELATIONSHIPS FAIL, OUR ABILITY TO MARKET AND SELL OUR SMART CYCLER SYSTEMS IN THE LIFE SCIENCES RESEARCH MARKET WOULD BE HARMED AND OUR FINANCIAL PERFORMANCE WILL BE ADVERSELY AFFECTED.

     We are dependent on relationships with distributors for the marketing and sales of Smart Cycler in the life sciences research market in various geographic regions and we have a limited ability to influence their efforts. For example, Takara Shuzo Co., Ltd. is the exclusive distributor of Smart Cycler in the life sciences research market in Japan, South Korea and Taiwan and BioSynTech Sdn Bhd is the exclusive distributor in Malaysia and Singapore. We also rely on various distributors for our sales of Smart Cycler in the European life sciences research market. Relying on distributors for our sales and marketing in these regions is risky to our future for various reasons, including:

     - agreements with distributors may terminate prematurely due to disagreements or may result in litigation between the partners;

     - our distributors may not devote sufficient resources to the sale of products;

     - our distributors may be unsuccessful;

     - our existing relationships with distributors may preclude us from entering into additional future arrangements; and

     - we may not be able to negotiate future distributor agreements on acceptable terms.

  WE MAY BE SUBJECT TO THIRD-PARTY CLAIMS THAT WE REQUIRE ADDITIONAL LICENSES FOR OUR PRODUCTS, AND SUCH CLAIMS COULD INTERFERE WITH OUR BUSINESS.

     Our industry is characterized by a large number of patents, claims of which appear to overlap in many cases. As a result, there is a significant amount of uncertainty regarding the extent of patent protection and infringement. For example, we are aware that Applied Biosystems (formerly PE Biosystems) has patents for thermal cycling limited to the fields of life sciences research, industrial testing, aspects of identity testing and forensics. While we believe that our current products do not require us to obtain a license from Applied Bioystems or other companies, it is possible that they could disagree. Obtaining such a license could be costly and could materially harm our results of operations and future cash flows. Failing to obtain a license could result in litigation which may consume our resources and lead to significant damages, royalty payments or an injunction on the sale of our currently existing products.

  IF OUR PRODUCTS INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, WE COULD FACE COSTLY LITIGATION, WHICH COULD CAUSE US TO PAY SUBSTANTIAL DAMAGES AND LIMIT OUR ABILITY TO SELL SOME OR ALL OF OUR PRODUCTS.

     Our market success depends in part on us neither infringing valid, enforceable patents or proprietary rights of third parties, nor breaching any licenses that may relate to our technologies and products. We are aware of third-party patents that may relate to our technology. We plan to seek licenses as we deem appropriate; however, it is possible that we may unintentionally infringe upon these patents or proprietary rights of third parties. In response, third parties may assert infringement or other intellectual property claims against us. We may consequently be subjected to substantial damages for past infringement or be required to modify our products if it is ultimately determined that our products infringe a third party's proprietary rights. Further, we may be prohibited from selling our products before we obtain a license, which, if available at all, may require us to pay substantial royalties. Even if these claims are without merit, defending a lawsuit takes significant time, may be expensive and may divert management attention from other business concerns. Any public announcements related to litigation or interference proceedings initiated or threatened against us could cause our stock price to decline.

  WE MAY NEED TO INITIATE LAWSUITS TO PROTECT OR ENFORCE OUR PATENTS, WHICH WOULD BE EXPENSIVE AND, IF WE LOSE, MAY CAUSE US TO LOSE SOME, IF NOT ALL, OF OUR INTELLECTUAL PROPERTY RIGHTS, AND THEREBY IMPAIR OUR ABILITY TO COMPETE IN THE MARKET.

     We rely on patents to protect a large part of our intellectual property and our competitive position. To protect or enforce our patent rights, we may initiate patent litigation against third parties, such as infringement suits or interference proceedings. These lawsuits could be expensive, take significant time and divert management's attention from other business concerns. They would put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. We may also provoke these third parties to assert claims against us. Patent law relating to the scope of claims in the technology fields in which
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we operate is still evolving and, consequently, patent positions in our industry are generally uncertain. We cannot assure you that we will prevail in any of these suits or that the damages or other remedies awarded, if any, will be commercially valuable. During the course of these suits, there may be public announcements of the results of hearings, motions and other interim proceedings or developments in the litigation. If securities analysts or investors perceive any of these results to be negative, it could cause our stock to decline.

  IF WE FAIL TO MAINTAIN AND PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR COMPETITORS COULD USE OUR TECHNOLOGY TO DEVELOP COMPETING PRODUCTS AND OUR BUSINESS WILL SUFFER.

     Our competitive success will be affected in part by our continued ability to obtain and maintain patent protection on our inventions, technologies and discoveries, including intellectual property that we license. Our pending patent applications may lack priority over others' applications or may not result in the issuance of patents. Even if issued, our patents may not be sufficiently broad to provide protection against competitors with similar technologies and may be challenged, invalidated or circumvented.

     In addition to patents, we rely on a combination of trade secrets, copyright and trademark laws, nondisclosure agreements, licenses and other contractual provisions and technical measures to maintain and develop our competitive position with respect to intellectual property. Nevertheless, these measures may not be adequate to safeguard the technology underlying our products. If inadequately protected, third parties could use our technology, and our ability to compete in the market would be reduced. In addition, employees, consultants and others who participate in the development of our products may breach their agreements with us regarding our intellectual property. We may not have adequate remedies for the breach. We also may not be able to effectively protect our intellectual property rights in some foreign countries. For a variety of reasons, we may decide not to file for patent, copyright or trademark protection outside of the United States. We also realize that our trade secrets may become known through other means not currently foreseen by us. Notwithstanding our efforts to protect our intellectual property, our competitors may independently develop similar or alternative technologies or products that are equal or superior to our technology. Our competitors may also develop similar products without infringing on any of our intellectual property rights or design around our proprietary technologies.

  OUR INTERNATIONAL OPERATIONS AND PROPOSED EXPANSION SUBJECT US TO ADDITIONAL RISKS AND COSTS.

     Our international operations are subject to a number of difficulties and special costs, including:

     - costs of customizing products for foreign countries;

     - laws and business practices favoring local competitors;

     - dependence on local vendors;

     - uncertain regulation of electronic commerce;

     - compliance with multiple, conflicting and changing governmental laws and regulations;

     - longer sales cycles;

     - potential for exchange and currency risks;

     - greater difficulty in collecting accounts receivable;

     - import and export restrictions and tariffs;

     - difficulties staffing and managing foreign operations;

     - multiple conflicting tax laws and regulations; and

     - political and economic instability.

     We intend to expand our international sales and marketing activities and enter into relationships with additional international distribution partners. We are in the early stages of developing our indirect distribution

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channels in markets outside the United States. We may not be able to attract distribution partners that will be able to market our products effectively.

     Our international operations could also increase our exposure to international laws and regulations. If we cannot comply with foreign laws and regulations, which are often complex and subject to variation and unexpected changes, we could incur unexpected costs and potential litigation. For example, the governments of foreign countries might attempt to regulate our products and services or levy sales or other taxes relating to our activities. In addition, foreign countries may impose tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers, any of which could make it more difficult for us to conduct our business.

     The nature of our products has subjected us, and may in the future subject us, to export control regulation by the U.S. Department of State and the Department of Commerce. Violations of these regulations can result in monetary penalties and denial of export privileges, which could negatively affect our business.

  IF OUR SINGLE SOURCE SUPPLIERS FAIL TO DELIVER KEY PRODUCT COMPONENTS IN A TIMELY MANNER, OUR MANUFACTURING ABILITY WOULD BE IMPAIRED AND OUR PRODUCT SALES COULD SUFFER.

     We depend on long term delivery contracts with several single source suppliers that supply components used in the manufacture of our Smart Cycler and GeneXpert systems and disposable reaction tubes. If we need alternative sources for key component parts for any reason, such component parts may not be immediately available. If alternative suppliers are not immediately available, we will have to identify and qualify alternative suppliers, and production of such components may be delayed. We may not be able to find an adequate alternative supplier in a reasonable time period, or on commercially acceptable terms, if at all. Our inability to obtain a key source supplier for the manufacture of our potential products may force us to curtail or cease operations.

  WE EXPECT THAT OUR OPERATING RESULTS WILL FLUCTUATE SIGNIFICANTLY, AND ANY FAILURE TO MEET FINANCIAL EXPECTATIONS MAY DISAPPOINT SECURITIES ANALYSTS OR INVESTORS AND RESULT IN A DECLINE IN OUR STOCK PRICE.

     We expect that our quarterly operating results will fluctuate in the future as a result of many factors, some of which are outside of our control. Because our revenue and operating results are difficult to predict, we believe that period-to-period comparisons of our results of operations are not a good indication of our future performance. We expect our gross profit to fluctuate depending upon the timing of introduction and acceptance of our products. In addition, our operating results may be affected by the inability of some of our customers to consummate anticipated purchases of our products, whether due to changes in internal priorities or, in the case of governmental customers, problems with the appropriations process. It is possible that in some future quarter or quarters our operating results will be below the expectations of securities analysts or investors. In this event, the market price of our common stock may fall abruptly and significantly.

     Broad market fluctuations in our stock price could result in the loss of market makers for our common stock, which could, in turn, result in a decline in the price of our common stock. To maintain our eligibility for listing on Nasdaq, we must maintain a minimum number of market makers and meet and maintain other eligibility requirements, including a minimum trading value of our common stock. A prolonged decline in the price of our common stock could effect the operation of our business by severely limiting our ability to raise capital or to use our common stock in connection with acquisitions. In addition, a decline in the price of our common stock below $5 per share could also affect the disclosure and suitability obligations for broker dealers and would limit the marketability of our common stock.

     If revenue declines in a quarter, whether due to a delay in recognizing expected revenue or otherwise, our earnings will decline because many of our expenses are relatively fixed. In particular, research and development and selling, general and administrative expenses are not significantly affected by variations in revenue.

  IF WE FAIL TO OBTAIN AN ADEQUATE LEVEL OF REIMBURSEMENT FOR OUR PRODUCTS FROM THIRD-PARTY PAYORS, OUR ABILITY TO SELL PRODUCTS IN SOME MARKETS WOULD BE HARMED.

     Our ability to sell our products in the clinical diagnostics market will depend in part on the extent to which reimbursement for our products and related treatments will be available from:

     - government health administration authorities;

     - private health coverage insurers;

     - managed care organizations; and

     - other organizations.

     If appropriate reimbursement cannot be obtained, we could be prevented from successfully commercializing some of our potential products.

     There are efforts by governmental and third-party payors to contain or reduce the costs of health care through various means. Additionally, third-party payors are increasingly challenging the price of medical products and services. If purchasers or users of our products are not able to obtain adequate reimbursement for the cost of using our products, they may forego or reduce their use. Significant uncertainty exists as to the reimbursement status of newly approved health care products and whether adequate third-party coverage will be available.

  IF WE FAIL TO RETAIN KEY MEMBERS OF OUR STAFF, OUR ABILITY TO CONDUCT AND EXPAND OUR BUSINESS WOULD BE IMPAIRED.

     We are highly dependent on the principal members of our management and scientific staff. The loss of services of any of these persons could seriously harm our product development and commercialization efforts. In addition, we will require additional skilled personnel in areas such as manufacturing, quality control, project management, microbiology, software engineering, mechanical engineering and electrical engineering. Our business is located in Silicon Valley, California, where demand for personnel with these skills is high and is likely to remain high. As a result, competition for, and retention of, personnel, particularly for employees with technical expertise, is intense and the turnover rate is high. If we are unable to hire, train and retain a sufficient number of qualified employees, our ability to conduct and expand our business could be seriously reduced. The inability to retain and hire qualified personnel could also hinder the planned expansion of our business.

  IF WE ACQUIRE COMPANIES, PRODUCTS OR TECHNOLOGIES, WE MAY FACE RISKS ASSOCIATED WITH THOSE ACQUISITIONS.

     If we are presented with appropriate opportunities, we may make other investments in complementary companies, products or technologies. We may not realize the anticipated benefits of any other acquisition or investment. If we acquire another company, we will likely face risks, uncertainties and disruptions associated with the integration process, including difficulties in the integration of the operations, technologies and services of the acquired company, the diversion of our management's attention from other business concerns and the potential loss of key employees of the acquired businesses. If we fail to successfully integrate other companies that we may acquire, our business could be harmed. Furthermore, we may have to incur debt or issue equity securities to pay for any additional future acquisitions or investments, the issuance of which could be dilutive to our existing shareholders or us. In addition, our operating results may suffer because of acquisition-related costs or amortization expenses or charges relating to acquired goodwill and other intangible assets.

  IF WE FAIL TO RAISE ADDITIONAL CAPITAL, OUR ABILITY TO FUND OUR OPERATIONS AND ADVANCE OUR DEVELOPMENT PROGRAMS WOULD BE IMPAIRED AND OUR BUSINESS WOULD BE ADVERSELY AFFECTED.

     Although we anticipate that our existing capital resources will enable us to maintain currently planned operations through at least April 2003, this expectation is based on our current operating plan and may change as a result of many factors, including market acceptance of our products and future opportunities with collaborators. Consequently, we may need additional funding sooner than anticipated. Our inability to raise capital would seriously harm our business and product development efforts.

     In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in dilution to our shareholders.

     We currently have no credit facility or committed sources of capital. To the extent operating and capital resources are insufficient to meet future requirements, we will have to raise additional funds to continue the development and commercialization of our technologies. These funds may not be available on favorable terms, if at all. If adequate funds are not available on attractive terms, we may be required to curtail operations significantly or to obtain funds by entering into financing, supply or collaboration agreements on unattractive terms.

  IF A CATASTROPHE STRIKES OUR MANUFACTURING FACILITIES, WE MAY BE UNABLE TO MANUFACTURE OUR PRODUCTS FOR A SUBSTANTIAL AMOUNT OF TIME AND WE WOULD EXPERIENCE LOST REVENUE.

     Our manufacturing facilities are located in Sunnyvale, California. Even though we have business interruption insurance, our facilities and some pieces of manufacturing equipment are difficult to replace and could require substantial replacement lead-time. Various types of disasters, including earthquakes, fires, floods and acts of terrorism, may affect our manufacturing facilities. Earthquakes are of particular significance since the manufacturing facilities are located in an earthquake-prone area. In the event our existing manufacturing facilities or equipment is affected by man-made or natural disasters, we may be unable to manufacture products for sale, meet customer demands or sales projections. If our manufacturing operations were curtailed or ceased, it would seriously harm our business.

  IF WE BECOME SUBJECT TO CLAIMS RELATING TO IMPROPER HANDLING, STORAGE OR DISPOSAL OF HAZARDOUS MATERIALS, WE COULD INCUR SIGNIFICANT COST AND TIME TO COMPLY.

     Our research and development processes involve the controlled storage, use and disposal of hazardous materials, including biological hazardous materials. We are subject to federal, state and local regulations governing the use, manufacture, storage, handling and disposal of materials and waste products. We may incur significant costs complying with both existing and future environmental laws and regulations. In particular, we are subject to regulation by the Occupational Safety and Health Administration, or OSHA, and the Environmental Protection Agency, or EPA, and to regulation under the Toxic Substances Control Act and the Resource Conservation and Recovery Act. OSHA or the EPA may adopt regulations that may affect our research and development programs. We are unable to predict whether any agency will adopt any regulations that would have a material adverse effect on our operations.

     Although we believe that our safety procedures for handling and disposing of these hazardous materials comply with the standards prescribed by law and regulation, the risk of accidental contamination or injury from hazardous materials cannot be eliminated completely. In the event of an accident, we could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of our insurance. We may not be able to maintain insurance on acceptable terms, if at all. We could be required to incur significant costs to comply with current or future environmental laws and regulations.

RISKS RELATED TO THE OFFERING

  OUR STOCK PRICE COULD BE VOLATILE, AND YOUR INVESTMENT COULD SUFFER A DECLINE IN VALUE.

     Since our initial public offering, the market price of our common stock has fluctuated significantly in response to a number of factors, many of which are beyond our control, including:

     - quarterly variations in our operating results;

     - announcements or introduction of technological innovations by us or our competitors;

     - changes in financial estimates by securities analysts;

     - industry conditions or trends;

     - announcements by us of significant contracts, acquisitions, financings, strategic partnerships or product introduction or enhancements;

     - developments (particularly license developments) in our distribution or collaborative partner relationships;

     - erroneous reports in the press regarding the activities of our company or world events;

     - future sales of our common stock; and

     - sales of significant amounts of our common stock or other securities in the open market.

     In addition, the stock market in general, and the Nasdaq National Market and the biotechnology industry market in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of common stock, regardless of our operating performance. In the past, securities class action litigation has often been instituted following periods of volatility in the market price of a company's securities. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of our management's attention and resources.

  YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

     The public offering price could be higher than the book value per share of our common stock. Investors purchasing common stock in an offering pursuant to the accompanying prospectus supplement may, therefore, incur immediate dilution as will be set forth in such Prospectus Supplement. Investors could also incur additional dilution upon the exercise of outstanding stock options and warrants. See "Dilution" for a more detailed discussion of the dilution you will incur in a future offering.

  MANAGEMENT MAY HAVE BROAD DISCRETION AS TO THE USE OF PROCEEDS FROM AN OFFERING PURSUANT TO THIS PROSPECTUS AND MAY NOT USE THESE FUNDS EFFECTIVELY.

     We may not have specific plans for how we will spend the funds raised in an offering pursuant to this prospectus. Accordingly, our management may retain broad discretion to allocate these proceeds. Management's failure to use these funds effectively would have an adverse effect on the value of our common stock and could make it more difficult and costly to raise funds in the future.

  OUR ANTI-TAKEOVER MEASURES COULD DISCOURAGE POTENTIAL TAKEOVER ATTEMPTS AND THUS LIMIT THE PRICE INVESTORS MIGHT BE WILLING TO PAY FOR OUR COMMON STOCK IN THE FUTURE.

     The provisions of our articles of incorporation that eliminate cumulative voting, create a staggered board of directors and authorize our board of directors to issue preferred stock with rights superior to our common stock could discourage a third party from acquiring, or make it more difficult for a third party to acquire, control of us without approval of our board of directors. Such provisions could also limit the price that investors might be willing to pay for shares of our common stock in the future.

                       RATIO OF EARNINGS TO FIXED CHARGES

     We present below the ratio of our earnings to our fixed charges. Earnings consist of loss from operations plus fixed charges. Fixed charges consist of interest expense and interest expense related to rent. In all years, earnings were inadequate to cover fixed charges. Because of our losses, the ratio of coverage has been less than one to one for all periods since our inception. We would have to have generated additional earnings of approximately $1.4 million, $3.6 million, $8.1 million, $16.5 million, $16.7 million and $5.0 million for the period from inception (March 4, 1996) through December 31, 1997, the years ended December 31, 1998,

1999, 2000 and 2001, and the three months ended March 31, 2002, respectively, to achieve coverage of one to one.

                        PERIOD FROM
                         INCEPTION
                         (MARCH 4,                                                                  THREE MONTHS
                       1996) THROUGH     YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED       ENDED
                        DECEMBER 31,    DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    MARCH 31,
                            1997            1998           1999           2000           2001           2002
                       --------------   ------------   ------------   ------------   ------------   ------------
Ratio of earnings to
  fixed charges......          --              --             --              --             --            --
Coverage deficiency
  (in thousands).....     $(1,358)        $(3,592)       $(8,061)       $(16,519)      $(16,706)      $(5,018)

     Please refer to Exhibit 12.1 filed with the registration statement of which this prospectus is a part for additional information regarding the ratio of earnings to cover fixed charges and preferred dividends, if any.

                                USE OF PROCEEDS

     Except as otherwise provided in the Prospectus Supplement, we currently intend to use the net proceeds from the sale of the Securities offered hereby to fund our research and development activities, expand manufacturing and customer service for existing products, continue development and manufacturing of additional products, for other working capital, for general corporate purposes such as acquiring a license for thermal cycling in the field of clinical diagnostics or for capital expenditures. Although we have no current plans, agreements or commitments providing for any acquisition, we may, if the opportunity arises, use an unspecified portion of the net proceeds to acquire or invest in products, technologies or companies. We intend to use the balance of the net proceeds for general corporate purposes, including working capital.

     The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the growth of our business. Until we use the net proceeds of this offering for the above purposes, we intend to invest the funds in short-term, investment grade, interest-bearing securities. We cannot predict whether the proceeds invested will yield a favorable return.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the board of directors may deem relevant.

                                    DILUTION

     Our net tangible book value at March 31, 2002 was approximately $24.8 million, or approximately $0.93 per share of common stock. Net tangible book value per share represents total tangible assets less total liabilities divided by the number of outstanding shares of common stock on March 31, 2002. Assuming we issue an aggregate of $35.0 million of common stock at an assumed public offering price of $5.13 per share (the last reported sale price of the common stock on the Nasdaq National Market on May 29, 2002), with estimated net proceeds to us (after assumed commissions and expenses) of $32.8 million, our pro forma net tangible book value at March 31, 2002 would have been approximately $57.6 million or $1.72 per share. This represents an immediate increase in the tangible book value of $0.79 per share to existing shareholders and an immediate dilution of $3.41 per share to new investors purchasing common stock in such offering, as illustrated in the following table:

Assumed public offering price per share(1)..................          $5.13
  Net tangible book value per share as of March 31, 2002....  $0.93
  Increase in net tangible book value per share attributable
     to this offering.......................................   0.79
                                                              -----
Net tangible book value per share after this offering.......           1.72
                                                                      -----
Dilution in net tangible book value per share to new
  investors.................................................          $3.41
                                                                      =====

---------------

(1) We assumed an offering price of $5.13 per share based on the last reported sale price of the common stock on the Nasdaq National Market on May 29, 2002. The assumed offering price of the common stock at the time any common stock is offered hereby may differ significantly from the offering price assumed for purposes of this Prospectus.

     The computations in the table above assume no exercise of any outstanding stock options or outstanding stock purchase rights after March 31, 2002. At March 31, 2002 there were options outstanding to purchase a total of 2,269,043 shares of common stock at a weighted average exercise price of $4.12 per share and warrants to purchase a total of 41,549 shares of common stock at a weighted average exercise price of $2.58 per share, if any of these options or warrants are exercised, there will be further dilution to new investors.

     If the Securities offered hereby are common stock, the Prospectus Supplement will include a revised dilution table setting forth any increase in net tangible book value to existing shareholders and any dilution to new investors based on the proposed number of shares of common stock to be offered and the assumed public offering price at the time of such offering.

                          DESCRIPTION OF COMMON STOCK

     We have authority to issue 100,000,000 shares of common stock, no par value. As of December 19, 2001, there were 26,560,115 shares of our common stock issued and outstanding. Each share of our common stock has identical rights and privileges in every respect. The holders of our common stock are entitled to vote upon all matters submitted to a vote of our shareholders and are entitled to one vote for each share of common stock held. The holders of our common stock will not have cumulative voting rights.

     Subject to the prior rights and preferences, if any, applicable to shares of our preferred stock or any series of preferred stock, the holders of our common stock are entitled to receive such dividends, payable in cash, stock or otherwise, as may be declared by our board of directors out of any funds legally available for the payment of dividends. If we voluntarily or involuntarily liquidate, dissolve or wind-up, the holders of our common stock will be entitled to receive after distribution in full of the preferential amounts, if any, to be distributed to the holders of our preferred stock or any series of preferred stock, all of the remaining assets available for distribution ratably in proportion to the number of shares of common stock held by them. Holders of our common stock have no preferences or any preemptive conversion or exchange rights and there will be no redemption or sinking fund provisions applicable to our common stock.

     Computershare Investor Services acts as transfer agent and registrar for the common stock.

                         DESCRIPTION OF PREFERRED STOCK

     We have the authority to issue 5,000,000 shares of preferred stock, no par value. As of December 19, 2001, there were no shares of our preferred stock issued and outstanding. Our board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series, and to fix for each series such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be provided in a resolution or resolutions adopted by the board. A Prospectus

Supplement relating to each such series will specify the terms of the preferred stock as determined by our board of directors, including the following:

     - the number of shares in any series;

     - the redemption provisions applicable to that series of preferred stock, if any;

     - the dividend rate, period and payment date, and method of calculation for dividends applicable to that series of preferred stock;

     - the rights of that series of preferred stock upon the dissolution of, or upon any distribution of our assets;

     - the conversion provisions applicable to that series of preferred stock, if any;

     - the right of that series of preferred stock to limitations on the issuance of additional shares of such series or shares of any other series of preferred stock, if any; and

     - any other preferences, powers, qualifications, rights and privileges of that series of preferred stock.

     The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that we may issue in the future. Our board of directors may authorize the issuance of shares of preferred stock with terms and conditions that could discourage a takeover or other transaction that holders of some or a majority of shares of our common stock might believe to be in their best interests or in which holders of common stock might receive a premium for their shares over the then market price.

                         DESCRIPTION OF DEBT SECURITIES

     We may issue, from time to time, one or more series or classes of debt securities. The following summary sets forth some of the general terms and provisions of the debt securities. We will describe the specific terms of any debt securities that we issue as part of this offering in an applicable Prospectus Supplement. To the extent the description contained in the Prospectus Supplement differs from this summary description, you should rely on the information in the Prospectus Supplement and in the applicable indenture. Because this is a summary, it does not contain all of the information that may be important to you. For a more detailed description of the debt securities, you should refer to our certificate of incorporation, the applicable indenture for a specific series of the debt securities and the Prospectus Supplement before you purchase these debt securities.

     We will issue the senior notes under the senior indenture which we will enter into with a trustee to be named in the senior indenture. We will issue the subordinated notes under the subordinated indenture which we will enter into with a trustee to be named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement which includes this Prospectus. We use the term "indentures" to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. We use the term "debenture trustee" to refer to either the senior trustee or the subordinated trustee, as applicable.

     The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

GENERAL

     We will describe in each Prospectus Supplement the following terms relating to a series of notes:

     - the title;

     - any limit on the amount that may be issued;

     - whether or not we will issue the series of notes in global form, the terms and who the depository will be;

     - the maturity date;

     - the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

     - whether or not the notes will be secured or unsecured, and the terms of any secured debt;

     - the terms of the subordination of any series of subordinated debt;

     - the place where payments will be payable;

     - our right, if any, to defer payment of interest and the maximum length of any such deferral period;

     - the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

     - the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder's option to purchase, the series of notes;

     - whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

     - whether we will be restricted from incurring any additional indebtedness;

     - a discussion on any material or special United States federal income tax considerations applicable to the notes;

     - the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof; and

     - any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

CONVERSION OR EXCHANGE RIGHTS

     We will set forth in the Prospectus Supplement the terms on which a series of notes may be convertible into or exchangeable for common stock or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of notes receive would be subject to adjustment.

CONSOLIDATION, MERGER OR SALE

     The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.

EVENTS OF DEFAULT UNDER THE INDENTURE

     The following are events of default under the indentures with respect to any series of notes that we may issue:

     - if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

     - if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

     - if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

     - if specified events of bankruptcy, insolvency or reorganization occur as to us.

     If an event of default with respect to notes of any series occurs and is continuing, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

     The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

     Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the notes of that series, provided that:

     - the direction so given by the holder is not in conflict with any law or the applicable indenture; and

     - subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the notes of any series will only have the right to institute proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

     - the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

     - the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

     - the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after the notice, request and offer.

     These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes.

     We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

MODIFICATION OF INDENTURE; WAIVER

     Unless we otherwise indicate in the applicable Prospectus Supplement, we and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

     - to fix any ambiguity, defect or inconsistency in the indenture; and

     - to change anything that does not materially adversely affect the interests of any holder of notes of any series.

     In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding notes affected:

     - extending the fixed maturity of the series of notes;

     - reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any notes; or

     - reducing the percentage of notes, the holders of which are required to consent to any amendment.

DISCHARGE

     Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

     - register the transfer or exchange of debt securities of the series;

     - replace stolen, lost or mutilated debt securities of the series;

     - maintain paying agencies;

     - hold monies for payment in trust;

     - compensate and indemnify the trustee; and

     - appoint any successor trustee.

     In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

FORM, EXCHANGE AND TRANSFER

     Unless otherwise specified in the applicable Prospectus Supplement, we will issue the notes of each series only in fully registered form without coupons and in denominations of $1,000 and any integral multiple thereof. The indentures may provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, a depository named by us and identified in a Prospectus Supplement with respect to that series. See "Legal Ownership of Securities" for a further description of the terms relating to any book-entry securities.

     At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable Prospectus Supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

     Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable Prospectus Supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

     We will name in the applicable Prospectus Supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

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INFORMATION CONCERNING THE DEBENTURE TRUSTEE

     The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

PAYMENT AND PAYING AGENTS

     Unless we otherwise indicate in the applicable Prospectus Supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

     We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable Prospectus Supplement, will we make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a Prospectus Supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable Prospectus Supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.

GOVERNING LAW

     Unless we otherwise indicate in the applicable Prospectus Supplement, the indentures and the notes will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

SUBORDINATION OF SUBORDINATED NOTES

     The subordinated notes may be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in the applicable Prospectus Supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

                            DESCRIPTION OF WARRANTS

     We may issue warrants for the purchase of common stock or preferred stock. Warrants may be issued independently or together with common stock or preferred stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the complete terms of a particular series of warrants, you should refer to the Prospectus Supplement for that series of warrants.

     The Prospectus Supplement relating to a particular series of warrants to purchase our common stock or preferred stock will describe the terms of the warrants, including the following:

     - the title of the warrants;

     - the offering price for the warrants, if any;

     - the aggregate number of the warrants;

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

     - the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

     - if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

     - if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

     - the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the price at which such shares may be purchased upon exercise;

     - the dates on which the right to exercise the warrants shall commence and expire;

     - if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

     - the currency or currency units in which the offering price, if any, and the exercise price are payable;

     - if applicable, a discussion of material United States Federal income tax considerations;

     - the antidilution provisions of the warrants, if any;

     - the redemption or call provisions, if any, applicable to the warrants;
       and

     - any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

     Holders of equity warrants will not be entitled, by virtue of being such holders, to vote, consent, receive dividends, receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our shareholders.

     The exercise price payable and the number of shares of common stock or preferred stock purchasable upon exercise of each equity warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of common stock or preferred stock or a stock split, reverse stock split, combination, subdivision or reclassification of common stock or preferred stock.

                         LEGAL OWNERSHIP OF SECURITIES

     We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the "holders" of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as "indirect holders" of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

BOOK-ENTRY HOLDERS

     We may issue securities in book-entry form only, as we will specify in the applicable Prospectus Supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

     Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the
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

beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

     As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

STREET NAME HOLDERS

     We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in "street name." Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

     For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

LEGAL HOLDERS

     Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

     For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

SPECIAL CONSIDERATIONS FOR INDIRECT HOLDERS

     If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

     - how it handles securities payments and notices;

     - whether it imposes fees or charges;

     - how it would handle a request for the holders' consent, if ever required;

     - whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

     - how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

     - if the securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

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

GLOBAL SECURITIES

     A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

     Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary.

     A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

     If the Prospectus Supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

SPECIAL CONSIDERATIONS FOR GLOBAL SECURITIES

     As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

     If securities are issued only in the form of a global security, an investor should be aware of the following:

     - An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

     - An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under "Legal Ownership of Securities" above;

     - An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

     - An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

     - The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

     - The depositary may require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

     - Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments,

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

       notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

                              PLAN OF DISTRIBUTION

     We may sell the securities:

     - through one or more underwriters or dealers;

     - directly to purchasers;

     - through agents; or

     - through a combination of any of these methods of sale.

     We may distribute the securities:

     - from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time;

     - at market prices prevailing at the times of sale;

     - at prices related to such prevailing market prices; or

     - at negotiated prices.

     We will describe the method of distribution of the common stock in the applicable Prospectus Supplement.

     We may determine the price or other terms of the securities offered under this Prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the obligations of the underwriter, dealer or agent in the applicable Prospectus Supplement.

     Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers (as their agents in connection with the sale of securities). These underwriters, dealers or agents may be considered to be underwriters under the Securities Act of 1933, as amended. As a result, discounts, commissions, or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each Prospectus Supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

     We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

     Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

                                    EXPERTS

     The consolidated financial statements of Cepheid appearing in Cepheid's Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated

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

financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, NW, Washington, D.C. 20549, and at the SEC's public reference rooms in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information concerning the public reference rooms. Our SEC filings are also available to the public on the SEC's Website at http://www.sec.gov.

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the common stock offered in connection with this Prospectus. This Prospectus does not contain all of the information set forth in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock, you should refer to the registration statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of such contract or document filed as an exhibit to or incorporated by reference in the registration statement. Each statement as to the contents of such contract or document is qualified in all respects by such reference. You may obtain copies of the registration statement from the SEC's principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or you may examine the registration statement without charge at the offices of the SEC described above.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of this offering.

          (1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

          (2) Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002; and

          (3) the description of our common stock contained in our Registration Statement on Form 8-A dated June 6, 2000, including any amendment or report filed for the purpose of updating the description of our common stock.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                                    Cepheid
                              904 Caribbean Avenue
                        Sunnyvale, California 94089-1189
                                 (408) 541-4191

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